EXHIBIT 16.1
Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549


June 26, 2002

Re: Stone Energy Corporation

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audits of the financial statements of this registrant for the two most recent fiscal years. That individual is no longer with Arthur Andersen LLP. We have read Item 4 in the Form 8-K dated June 26, 2002 of Stone Energy Corporation (Commission File Number 1-12074) to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP




Copy to:
Mr. James H. Prince
Senior Vice President -
     Chief Financial Officer
     and Treasurer
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508